                                                                   EXHIBIT 4.19


                  AMENDMENT TO CREDIT AGREEMENT; MODIFICATIONS
                TO THIRD WAIVER AND RELATED DOCUMENTS; AGREEMENTS
                  RELATING TO MANAGER SUBORDINATION AGREEMENT;
                    AND OTHER AGREEMENTS AMONGST THE PARTIES


                  AMENDMENT TO CREDIT AGREEMENT; MODIFICATIONS TO THIRD WAIVER AND RELATED DOCUMENTS; AMENDMENT TO MANAGER SUBORDINATION AGREEMENT; AND OTHER AGREEMENTS AMONGST THE PARTIES, dated as of August 31, 2000 (this "Amendment and Agreement"), among HARRAH'S ENTERTAINMENT, INC. ("HET"), HARRAH'S OPERATING COMPANY, INC. ("HOC"), HARRAH'S NEW ORLEANS MANAGEMENT COMPANY ("Harrah's Management"), JCC HOLDING COMPANY ("Holdings"), JAZZ CASINO COMPANY, L.L.C. (the "Borrower"), various lending institutions party to the Credit Agreement referred to below (the "Banks") and BANKERS TRUST COMPANY, as Administrative Agent (the "Agent"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

                                   WITNESSETH

                  WHEREAS, Holdings, the Borrower, the Banks and the Agent are parties to a Credit Agreement, dated as of October 29, 1998 (as amended and modified by the Waiver dated as of June 4, 1999, the letter agreement dated November 1, 1999, the Waiver dated as of February 29, 2000, the Amendment dated as of March 29, 2000, the Waiver dated as of June 29, 2000, the Waiver dated as of July 27, 2000, the Waiver dated as of August 10, 2000 and the Waiver dated as of August 18, 2000) (as so amended and modified, the "Credit Agreement");

                  WHEREAS, Holdings and the Borrower have requested that the Banks agree to amend certain provisions of the Credit Agreement and the Banks have agreed, subject to the terms and conditions set forth herein, to the waivers and amendments herein provided;

                  WHEREAS, as a condition thereto the willingness of the Banks to agree to the amendments requested above, the Banks require, among other things, (x) that the parties hereto enter into certain agreements as provided herein and (y) that HOC purchase the outstanding Guaranteed Obligations (as defined in the HET/HOC Guaranty and Loan Purchase Agreement) and related Commitments of all Banks in accordance with the requirements of Section 15(b) of the HET/HOC Guaranty and Loan Purchase Agreement, in each case as if a notice requiring such purchase had been given and as if an Event of Default were in existence;

                  WHEREAS, to induce the Banks to agree to the amendments contained herein, the parties hereto wish to enter into this Amendment and Agreement and to take the actions described in the immediately preceding paragraph;

                  NOW, THEREFORE, it is agreed:

I.       Amendments to Credit Agreement.

                  1. Notwithstanding anything to the contrary contained in
Section 1.03 of the Credit Agreement, and in addition to the requirements contained therein, it is hereby agreed that, at all times after the Tenth Amendment Effective Date, the Borrower shall directly furnish to HOC at the HOC Notice Office copies of each Notice of Borrowing substantially concurrently with the furnishing of same to the Administrative Agent. Furthermore, and in addition to the time requirements contained in Section 1.03 of the Credit Agreement, it is understood and agreed that, with respect to each incurrence of Revolving Loans after the Tenth Amendment Effective Date, the Borrower shall be required to furnish to each of the Administrative Agent and HOC (i) at least one Business Day's prior written notice of any Borrowing of Revolving Loans to be made as Base Rate Loans which is equal to or less than $5,000,000 in aggregate principal amount and (ii) at least three Business Days' prior written notice of any Borrowing of Revolving Loans to be made as Eurodollar Loans or which is greater than $5,000,000 in aggregate principal amount; provided that in each case such notice shall only be deemed given on a particular day if given prior to 11:00 A.M. (New York Time). Except as set forth above in this Section 1, all Notices of Borrowing shall be given in the form required by, and with the effect and subject to the terms set forth in, Section 1.03 of the Credit Agreement. As used herein, the term "HOC Notice Office" shall mean the office of HOC located at 5100 West Sahara Avenue, Suite 200, Las Vegas, NV 89146, Attention: Charles L. Atwood (fax no. (702) 579-2674), or such other office as may from time to time be designated in writing by HOC to the Borrower in writing as the HOC Notice Office. Furthermore, all notices as described above shall be effective only upon actual delivery (including by facsimile at a number designated by the Administrative Agent or HOC, as the case may be) to the Administrative Agent and HOC.

                  2. Section 9.09 of the Credit Agreement is hereby amended by deleting the entries for the second, third and fourth Fiscal Test Quarters appearing in the table contained therein and inserting the following new table entries in lieu thereof:

             TEST PERIOD ENDED                                                         AMOUNT
             -----------------                                                         ------

             The last day of the second                                           $(24 million)*
                  Fiscal Test Quarter
             The last day of the third                                            $(36.2 million)
                  Fiscal Test Quarter
             The last day of the fourth                                           $(50.0 million)
                  Fiscal Test Quarter

                  3. Holdings and the Borrower hereby agree, and HET, HOC and Harrah's Management by their execution hereof consent and agree, that unless otherwise agreed in writing by the Required Banks, in no event shall any amounts be paid pursuant to, or as described in, clauses (iv) and (v) of Section 9.06(a) of the Credit Agreement at any time prior to April 1, 2001 (at which point such amounts may only be paid in compliance with the applicable provisions of Section
9.06 of the Credit Agreement).


---------------------
*   For purposes of this table, parentheses indicate a negative number.

                  4. Notwithstanding anything to the contrary contained in
Section 10.17(i) of the Credit Agreement, the giving by the Minimum Payment Guarantor at any time after December 15, 2000 of a notice to the Borrower or the LGCB that the Minimum Payment Guaranty will not be extended, shall not, in and of itself, constitute a Default or Event of Default at any time prior to February 28, 2001 (at which time the giving of any such notice, whether on, prior to or after such date, shall constitute an immediate Event of Default). It is understood and agreed that, without limiting the other provisions of Section
10.17 of the Credit Agreement, if the Minimum Payment Guaranty shall have expired in accordance with its terms or any other event shall occur with respect to the Minimum Payment Guaranty which permits (or requires) the termination of the Casino Operating Contract (whether as a result of the giving of a notice described in the preceding sentence or otherwise), same shall constitute an immediate Event of Default (whether such event occurs on, prior to, or after February 28, 2001).

                  5. Section 11 of the Credit Agreement is hereby amended by replacing the reference to "$10,000,000" appearing in the definition of "Maximum Swingline Amount" with a reference to "$0". In connection with the foregoing modification, it is acknowledged and agreed that no Swingline Loans shall be made after the Tenth Amendment Effective Date.

                  6. Section 11 of the Credit Agreement is hereby further amended by inserting the following new definitions in appropriate alphabetical order:

                  "Tenth Amendment" shall mean the Amendment to Credit Agreement; Modifications to Third Waiver and Related Documents; Amendment to Manager Subordination Agreement; and Other Agreements amongst the Parties, dated as of August 31, 2000.

                  "Tenth Amendment Effective Date" shall have the meaning provided in the Tenth Amendment.

                  7. Notwithstanding anything to the contrary contained in the Credit Agreement, at any time after the Tenth Amendment Effective Date during which HET and/or HOC hold 100% of the Total Revolving Loan Commitment and outstanding Revolving Loans and a Default or Event of Default exists, HET and/or HOC, as the case may be, may elect (but shall be under no obligation) to make Revolving Loans to the Borrower (otherwise in accordance with the provisions of the Credit Agreement except for the fact that the condition precedent that no Default or Event of Default then exists shall not have been satisfied); provided that (i) at no time shall the aggregate principal amount of outstanding Revolving Loans, when combined with the Letter of Credit Outstandings at such time, exceed $25,000,000 and (ii) such election shall not be available (and no such Revolving Loans shall be made or Letters of Credit Issued) at any time during which (x) a Default or Event of Default exists pursuant to Section 10.06 of the Credit Agreement and/or (y) the maturity of any Loans have been accelerated pursuant to Section 10 of the Credit Agreement.

II.      Modifications to Third Waiver and Related Documents.

                  1. Section 2 of the Third Waiver and Agreement to the Credit Agreement, dated as of February 29, 2000 (the "Third Waiver and Agreement"), is hereby amended by deleting the amount "$40,000,000" appearing therein and by inserting in lieu thereof the following new text:

         "$50,000,000; provided that at no time shall Indebtedness of the Borrower as described above in this clause (i) be increased to an amount in excess of $40,000,000 unless at the time of such increase (w) the Tenth Amendment Effective Date has theretofore occurred, (x) the aggregate outstanding principal amount of Revolving Loans, when added to the amount of Letter of Credit Outstandings at such time, equals $25,000,000, (y) the Borrower has inadequate cash on hand or otherwise available to it (net of reserves (A) held by the Borrower for cash management purposes to the extent (and only to the extent) necessary to meet current cash needs in the ordinary course of business and consistent with past practice and (B) required to be held by the Borrower pursuant to the terms of the Casino Operating Contract and the rules, orders and regulations of the LGCB) to directly pay the amounts otherwise guaranteed pursuant to the Minimum Payment Guaranty Documents and (z) the increase does not exceed the amount needed by the Borrower at such time to make payments which are guaranteed pursuant to the Minimum Payment Guaranty Documents and in no event causes the aggregate amount of Indebtedness of the Borrower as described above in this clause (i) to exceed $50,000,000".

                  2. Each of HET and HOC hereby acknowledge and agree that the Extension and Forbearance Agreement (as defined in the Third Waiver and Agreement) remains in full force and effect in accordance with its terms, except that each party thereto hereby agrees that each reference therein to "$40 million" or "$40,000,000" shall be deemed to be a reference to "$50 million" or "$50,000,000", as the case may be. Each of HET and HOC agree that any increase to the amounts owing to the Borrower pursuant to the Minimum Payment Guaranty Documents in excess of $40,000,000 shall be subject to the provisions of preceding Section 1.

                  3. Each of HOC, Harrah's Management and the Borrower hereby agree that the Limited Forbearance, dated as of February 29, 2000, in the form attached to the Third Waiver and Agreement (the "Forbearance Agreement") has been duly authorized, executed and delivered by it and is in full force and effect. Furthermore, each of HOC, Harrah's Management and the Borrower hereby agrees that each reference therein to "August 1, 2000" is hereby changed to instead refer to "April 1, 2001", with the effect of extending the forbearances set forth therein to April 1, 2001.

                  4. Any failure of the Borrower, HET, HOC or Harrah's Management to comply with the terms and conditions, and agreements, set forth or referenced in preceding Sections 1, 2 and 3 of this Part II shall be deemed to be a default by the Borrower pursuant to Section 9 of the Credit Agreement, including, without limitation, for purposes of Section 10.03 of the Credit Agreement.

III.     Agreements Relating to Manager Subordination Agreement.

                  1. The parties hereto (including Harrah's Management) hereby acknowledge and agree, for the benefit of the Banks and Administrative Agent only, that (i) the reference to "payments to be applied" in Section 3.1(b) of the Manager Subordination Agreement shall, until such time as all Obligations and other amounts described in Section 3.1(b)(ii) of the Manager Subordination Agreement shall have been repaid in full, apply only to payments received on account of accrued and unpaid Base Fees, Incentive Fees and Termination Fees (as described in the Manager Subordination Agreement), (ii) notwithstanding anything to the contrary contained in the Manager Subordination Agreement or any other document or agreement, in no event shall any amounts to be applied pursuant to the Intercreditor Agreement (or received pursuant to any other Security Document) be required to be applied or turned over to the payment of management expenses or other amounts incurred in accordance with the Management Agreement and (iii) notwithstanding anything to the contrary contained in the Manager Subordination Agreement or any other document or agreement, in no event are any of the Obligations in any way subordinated to the payment or reimbursement of management expenses or other amounts owing pursuant to the Management Agreement (it being acknowledged, however, that any collections in respect of Base Fees, Incentive Fees or Termination Fees shall, in the circumstances described in
Section 3.1(b) of the Manager Subordination Agreement, be applied in accordance with the priorities set forth therein).

IV.      Other Agreements Amongst Various of the Parties Hereto.

                  1. In order to induce the Banks to enter into this Amendment, each of HET, HOC and the Borrower agree that on the Tenth Amendment Effective Date (immediately before giving effect thereto and to the purchases described in following Section 2) all outstanding Swingline Loans (if any), shall be converted into Revolving Loans in accordance with the provisions of Credit Agreement.

                  2. On the Tenth Amendment Effective Date (and concurrently with the occurrence thereof), HOC shall, to the reasonable satisfaction of the Administrative Agent, purchase the outstanding Guaranteed Obligations (as defined in the HET/HOC Guaranty and Loan Purchase Agreement) and related Commitments of all Banks in accordance with the requirements of Section 15(b) of the HET/HOC Guaranty and Loan Purchase Agreement, as if an Event of Default existed and as if the notice required thereunder had been given. In connection therewith (x) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A shall, on or prior to the Tenth Amendment Effective Date, have been entered into by HOC, as Assignee, and each Bank holding any such Guaranteed Obligations and/or Commitments, as Assignor and (y) on the Tenth Amendment Effective Date, HOC shall have paid to each Bank referenced in preceding clause (x) (or to the Administrative Agent for its account) all amounts owing to it in connection with the purchase of Guaranteed Obligations described above, in each case calculated as otherwise provided in Section 15(b) of the HET/HOC Guaranty and Loan Purchase Agreement. HOC hereby acknowledges and agrees that, with respect to the Revolving Loan Commitments purchased by it, it shall have the obligations of a Participant with respect to any Letters of Credit heretofore or hereafter issued in accordance with the terms of the Credit Agreement. Each party hereto hereby acknowledges and agrees that (except for express obligations under the Assignment and Assumption Agreements referenced above) it shall have no claims against any other party hereto (or any Bank not a signatory hereto) in connection with, or resulting from, the requirement that the Guaranteed Obligations and related Commitments be purchased by HOC as required by this Amendment and Agreement.

                  3. Without limiting the express provisions of the Credit Agreement or any other Credit Document, each of the parties hereto hereby acknowledges and agrees that the Banks selling Guaranteed Obligations and related Commitments in accordance with the provisions of this Part IV shall continue to be entitled to the benefits of all indemnification, increased cost and similar provisions contained in the Credit Agreement and the other Credit Documents with respect to the Guaranteed Obligations and related Commitments for the periods held by them and with respect to its actions (or non-actions) as a Bank during all periods for which it is or was a Bank.

V.       Miscellaneous Provisions.

                  1. In order to further induce the Banks to enter into this Amendment and Agreement and grant the waivers contemplated hereby, and in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Holdings and the Borrower hereby (x) represents and warrants that no Default or Event of Default exists on the Tenth Amendment Effective Date after giving effect to this Amendment and Agreement and
(y) makes each of the representations, warranties and agreements made by each such party contained in the Credit Agreement and the other Credit Documents on and as of the Tenth Amendment Effective Date, after giving effect to this Amendment and Agreement (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects as of such date).

                  2. This Amendment and Agreement is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement (or of any provision beyond the specific waivers granted hereby) or any other Credit Document. It is agreed that this Amendment and Agreement shall constitute a Credit Document, as defined in the Credit Agreement.

                  3. This Amendment and Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

                  4. THIS AMENDMENT AND AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                  5. This Amendment and Agreement shall become effective on the first date (the "Tenth Amendment Effective Date") on which (i) each of Holdings, the Borrower, HET, HOC, Harrah's Management, each Subsidiary Guarantor and the Required Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered (including by way of facsimile) the same to the Administrative Agent at its Notice Office and (ii) each of the actions required to be taken in accordance with preceding Part IV shall have been taken to the reasonable satisfaction of Bankers Trust Company (with HOC having paid in immediately available funds all amounts owing as a result of the purchases described in Section 2 of Part IV).

                  6. At all times on and after the Tenth Amendment Effective Date, all references in the Credit Agreement and each of the Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement after giving effect to this Amendment and Agreement.

                  7. Each of the parties hereto hereby acknowledges and agrees that none of the parties hereto shall have any obligations (expressed or implied) to agree to any further amendments, modifications or waivers with respect to the Credit Agreement or any other Credit Document, or to provide any consent thereto or otherwise to forebear with respect to the exercise of their rights under any Credit Document or otherwise. The provisions of this Section 7 shall not give rise to the requirement of any consent in instances where such consent is not required.

                                      * * *

                  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first written above.


                                        JCC HOLDING COMPANY

                                        By: /s/ Fred W. Burford
                                            ------------------------------------
                                            Title: President and Chief Executive
                                                   Officer


                                        JAZZ CASINO COMPANY, L.L.C.

                                        By: /s/ Fred W. Burford
                                            ------------------------------------
                                            Title: President and Chief Executive
                                                   Officer


                                        BANKERS TRUST COMPANY, Individually and
                                        as Administrative Agent


                                        By: /s/ June C. George
                                            ------------------------------------
                                            Title: Director


                                        MORGAN STANLEY DEAN WITTER
                                             PRIME INCOME TRUST


                                        By:
                                            ------------------------------------
                                            Title:


                                        VAN KAMPEN AMERICAN CAPITAL
                                             PRIME RATE INCOME TRUST


                                        By:
                                            ------------------------------------
                                            Title:

                                        BANK OF AMERICA, N.A.


                                        By:
                                            ------------------------------------
                                            Title:


                                        HARRAH'S ENTERTAINMENT, INC.


                                        By: /s/ Charles L. Atwood
                                            ------------------------------------
                                            Title: Vice President and Treasurer


                                        HARRAH'S OPERATING COMPANY, INC.


                                        By: /s/ Charles L. Atwood
                                            ------------------------------------
                                            Title: Vice President and Treasurer


                                        HARRAH'S NEW ORLEANS MANAGEMENT COMPANY


                                        By: /s/ Charles L. Atwood
                                            ------------------------------------
                                            Title: Vice President and Treasurer


         For purposes of the Credit Documents to which the Subsidiary Guarantors are party, by their respective signatures below, each Subsidiary Guarantor hereby consents and agrees to the entering into of this Amendment and Agreement (as well as all prior amendments and waivers to the Credit Agreement as described in the recitals hereto) and acknowledges and affirms that the Subsidiaries Guaranty and the other Credit Documents to which they are party remain in full force and effect in accordance with its terms on the date hereof and after giving effect to this Amendment and Agreement:


JCC CANAL DEVELOPMENT, L.L.C.

By: /s/ Fred W. Burford
    ---------------------------------------------
    Title: President and Chief Executive Officer


JCC FULTON DEVELOPMENT, L.L.C.

By: /s/ Fred W. Burford
    ---------------------------------------------
    Title: President and Chief Executive Officer


JCC DEVELOPMENT COMPANY, L.L.C.

By: /s/ Fred W. Burford
    ---------------------------------------------
    Title: President and Chief Executive Officer